Exhibit 99.1

SITO MOBILE AMENDS DEBT AGREEMENT WITH FORTRESS

Amendment Defers $2.5 Million in Principal Payments Over Loan Term

JERSEY CITY, N.J., March 2, 2016 -- SITO Mobile Ltd. (SITO) (NASDAQ: SITO), a leading mobile engagement platform provider, announced today an amendment to its debt agreement with Fortress.

Highlights of the Terms of the Amendment:

●	New Payment Terms: Beginning with the payment due at the end of February 2016, monthly debt principal payments are $175,000 per month (reduced from $333,000 per month previously) payable each month through February 2017. At month-end March 2017, debt principal payments will become $300,000 per month until the loan maturity date of March 31, 2018, at which time the total remaining loan balance of $3.3 million will be due.
●	Principal Deferral: The total debt principal payment deferral for the loan term is $2.5 million.
●	Consideration: In consideration of this agreement, SITO Mobile will pay Fortress $100,000 and 200,000 shares of restricted stock.

“Fortress is a committed and supportive equity and debt investor in SITO Mobile and has agreed to these more favorable payment terms in recognition of our strong revenue growth and positive outlook,” said Jerry Hug, SITO Mobile’s CEO. “The amendment’s near-term principal payment reductions offer SITO greater liquidity in the coming quarters as we continue to grow revenues and EBITDA.”

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty and ultimately sales. For more information visit www.sitomobile.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our reliance on brand owners and wireless carriers, the possible need for additional capital as well other risks identified in our filings with the SEC. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Investor Relations:

Joseph Wilkinson

SVP Investor Relations

Joseph.Wilkinson@sitomobile.com

Media Relations:

Matthew Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

SOURCE SITO Mobile

RELATED LINKS
http://www.sitomobile.com